As filed with the Securities and Exchange Commission on June 20, 2002
Registration No. 333-89724

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMPAC MEDICAL SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	94-3109238 (I.R.S. Employer Identification Number)

100 West Evelyn Avenue, Mountain View, California 94041
(650) 623-8800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph K. Jachinowski
President and Chief Executive Officer
IMPAC Medical Systems, Inc.
100 West Evelyn Avenue
Mountain View, California 94041
(650) 623-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Alan Talkington Brett E. Cooper John M. Beer Orrick, Herrington & Sutcliffe LLP 400 Sansome Street San Francisco, California 94111-3143 (415) 392-1122	Jeffrey D. Saper Jack Helfand Craig N. Lang Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, $0.001 par value per share	$50,600,000	$4,656

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee; the NASD filing fee and the Nasdaq National Market listing fee.

Amount to be Paid
SEC registration fee		$4,656
NASD filing fee		5,560
Nasdaq National Market listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		500,000
Blue sky qualification fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous fees and expenses		*

Total	$

*	to be filed by amendment

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article XIV of our restated certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the General Corporation Law of the State of Delaware. Article VI of our bylaws provides for indemnification of officers and directors to the full extent and in the manner permitted by Delaware law. Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

We have entered into indemnification agreements with each director which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors’ and officers’ liability insurance. The indemnification agreements may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers and directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain officers’ and directors’ insurance if available on reasonable terms.

The form of underwriting agreement, filed as Exhibit 1.1 to the Registration Statement, provides for indemnification of us and our controlling persons against certain liabilities under the Securities Act.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

Since May 1, 1999, we have sold and issued the following unregistered securities:

1. Since May 1, 1999, we have issued options to purchase an aggregate of 657,500 shares of our common stock under our 1993 stock option plan and 1998 stock plan to a number of our employees and directors, 207,359 shares of which have been exercised at purchase prices ranging from $0.32 per share to $7.00 per share.

The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on:

•	Rule 701 promulgated under the Securities Act; or
•	Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering.

The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  Exhibits

Number	Description

1.1	Form of Underwriting Agreement.

3.1	Certificate of Incorporation.*

3.2	Form of Amended and Restated Certificate of Incorporation to be effective upon closing of the offering.*

3.3	Bylaws.*

3.4	Form of Amended and Restated Bylaws to be effective upon closing.*

4.1	Specimen Stock Certificate.**

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP regarding the legality of the common stock being registered.**

10.1	Software Distribution Agreement dated April 25, 2001 between IMPAC and Siemens Medical Systems, Inc.†

10.2	Application Service Provider (ASP) Agreement dated May 31, 2002 between IMPAC and US Oncology, Inc.†

10.3	Lease Agreement dated September 1, 1999 between the Revocable Living Trust dated March 23, 1987, Hillview Management, Inc. and IMPAC, as amended, for the premises in Mountain View, California.*

10.3.1
Second Addendum dated March 23, 2000 to Lease Agreement dated September 1, 1999 between the Revocable Living Trust dated March 23, 1987, Hillview Management, Inc. and IMPAC for the premises in Mountain View, California.

10.4	Form of Indemnification Agreement between IMPAC and each of its officers and directors.*

10.5	1993 Stock Option Plan.*

10.6	1998 Stock Plan.*

10.7	2002 Stock Plan.*

10.8	2002 Employee Stock Purchase Plan.*

10.9	Form of Incentive Stock Option Agreement for 2002 Stock Plan.*

10.10	Form of Nonqualified Stock Option Agreement for 2002 Stock Plan.*

10.11	Investor Rights Agreement dated October 9, 1996 between IMPAC and the investors therein.*

21.1	List of Subsidiaries of IMPAC.*

23.1	Consent of Independent Accountants.*

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).**

24.1	Power of Attorney (included on page II-4).*

*	Previously Filed.

**	To be supplied by amendment.

†	Confidential treatment requested as to certain portions of this Exhibit.

(b)  Financial Statement Schedules

The following schedule is filed herewith:

Schedule II—Valuation and Qualifying Accounts

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    UNDERTAKINGS.

We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

We hereby undertake that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, we have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the city of Mountain View, State of California on June 18, 2002.

IMPAC MEDICAL SYSTEMS, INC.

By:	/s/ JOSEPH K. JACHINOWSKI
Joseph K. Jachinowski President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOSEPH K. JACHINOWSKI Joseph K. Jachinowski	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	June 18, 2002

/s/ KENDRA A. BORREGO Kendra A. Borrego	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 18, 2002

* James P. Hoey	Director, Executive Vice President Chief Operations Officer	June 18, 2002

* David A. Auerbach	Director, Executive Vice President and Treasurer	June 18, 2002

* Gregory M. Avis	Director	June 18, 2002

* Robert J. Becker, M.D.	Director	June 18, 2002

* Christopher M. Rose, M.D.	Director	June 18, 2002

*By:	/s/ JOSEPH K. JACHINOWSKI
Joseph K. Jachinowski Attorney-in-Fact

EXHIBIT INDEX

The following exhibits are filed as part of this Form S-1 Registration Statement.

Number	Description

1.1	Form of Underwriting Agreement.

3.1	Certificate of Incorporation.*

3.2	Form of Amended and Restated Certificate of Incorporation to be effective upon closing of the offering.*

3.3	Bylaws.*

3.4	Form of Amended and Restated Bylaws to be effective upon closing.*

4.1	Specimen Stock Certificate.**

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP regarding the legality of the common stock being registered.**

10.1	Software Distribution Agreement dated April 25, 2001 between IMPAC and Siemens Medical Systems, Inc.†

10.2	Application Service Provider (ASP) Agreement dated May 31, 2002 between IMPAC and US Oncology, Inc.†

10.3	Lease Agreement dated September 1, 1999 between the Revocable Living Trust dated March 23, 1987, Hillview Management, Inc. and IMPAC, as amended, for the premises in Mountain View, California.*

10.3.1
Second Addendum dated March 23, 2000 to lease Agreement dated September 1, 1999 between the Revocable Living Trust dated March 23, 1987, Hillview Management, Inc. and IMPAC for the premises in Mountain View, California.

10.4	Form of Indemnification Agreement between IMPAC and each of its officers and directors.*

10.5	1993 Stock Option Plan.*

10.6	1998 Stock Plan.*

10.7	2002 Stock Plan.*

10.8	2002 Employee Stock Purchase Plan.*

10.9	Form of Incentive Stock Option Agreement for 2002 Stock Plan.*

10.10	Form of Nonstatutory Stock Option Agreement for 2002 Stock Plan.*

10.11	Investor Rights Agreement dated October 9, 1996 between IMPAC and the investors therein.*

21.1	List of Subsidiaries of IMPAC.*

23.1	Consent of Independent Accountants.*

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).**

24.1	Power of Attorney (included on page II-4).*

*	Previously filed.
**	To be supplied by amendment.
†	Confidential treatment requested as to certain portions of this Exhibit.